Exhibit 99.1

Press Release

COWEN ANNOUNCES ELECTION OF DIRECTORS AND CORPORATE GOVERNANCE CHANGES

New York — June 3, 2014 - Cowen Group, Inc. (“Cowen”) (NASDAQ: COWN) today announced that at our Annual Meeting of Stockholders each of Peter A. Cohen, Katherine Elizabeth Dietze, Steven Kotler, Jerome S. Markowitz, Jack H. Nusbaum, Jeffrey M. Solomon and Joseph R. Wright was re-elected for a one-year term to our Board of Directors.

Cowen announced at the Annual Meeting that Thomas W. Strauss, who is employed as our Vice Chairman and Chairman of Ramius LLC, our investment management subsidiary, resigned from the Board and did not stand for re-election at the Annual Meeting.  Mr. Strauss will continue in his executive positions as our Vice Chairman and Chairman of Ramius LLC.  In addition, we announced that Joseph R. Wright stepped down from the Compensation Committee, but will remain on the Board.  Katherine Elizabeth Dietze, another one of our independent directors, was appointed to the Compensation Committee to replace him.

We also announced at the Annual Meeting that we are in the process of searching for an additional independent director to add to our Board and we will appoint an additional independent director as promptly as practicable upon finding a suitable candidate.

These changes were made following the issuance of a report by one of the proxy advisory firms which included a recommendation that stockholders withhold their votes for certain of our director nominees at our Annual Meeting because a majority of our Board of Directors is not independent according to that firm’s guidelines.  A majority of the Board has historically been independent under the rules and regulations of both NASDAQ and the Securities and Exchange Commission as well as pursuant to the guidelines of the proxy advisory firm. We recently made certain changes to our Board and Compensation Committee composition following the unexpected resignation from our Board on March 15, 2014 of one of our independent directors, John E. Toffolon, Jr., for personal reasons.  Following these changes, a majority of our Board remained independent under the rules and regulations of both NASDAQ and the Securities and Exchange Commission and our Compensation Committee remained independent under all applicable guidelines. However, these changes inadvertently caused a majority of our Board to no longer be independent under the proxy advisory firm’s guidelines.

The changes we are announcing today will ensure that our governance is aligned with the guidelines of our stockholders and their proxy advisors.  As a result of these changes, a majority of the Board is independent according to all applicable guidelines.

About Cowen Group, Inc.

Cowen Group, Inc. is a diversified financial services firm and, together with its consolidated subsidiaries, provides alternative asset management, investment banking, research, and sales and trading services through its two business segments:  Ramius and its affiliates make up the Company’s alternative investment segment, while Cowen and Company and its affiliates make up the Company’s broker-dealer segment.  Ramius provides alternative asset management solutions to a global client base and manages a significant portion of Cowen’s proprietary capital.  Cowen and Company and its affiliates offer industry focused investment banking for growth-oriented companies, domain knowledge-driven research and a sales and trading platform for institutional investors.  Founded in 1918, the firm is headquartered in New York and has offices located in major financial centers around the world.

Contacts

Media:

Dan Gagnier/Carissa Felger

Sard Verbinnen & Co

212-687-8080